AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2007
Registration No. 333-136569

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LEVITT CORPORATION
(Exact name of registrant as specified in its charter)

Florida	11-3675068

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2200 West Cypress Creek Road
Fort Lauderdale, Florida 33309
(954) 958-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Alan B. Levan
Chairman of the Board and Chief Executive Officer
2200 West Cypress Creek Road
Fort Lauderdale, Florida 33309
(954) 958-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Alison W. Miller, Esq.
Stearns Weaver Miller Weissler
Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, Florida 33130
(305) 789-3200
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Shares to	Amount to	Aggregate Offering	Amount of
Be Registered	Be Registered	Price (1)	Registration Fee
Subordinated Investment Notes of Levitt Corporation	$200,000,000	$200,000,000	$21,400	(2)

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Previously paid with the initial filing of the Registration Statement on August 11, 2006.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion, Dated _________, 2007
PROSPECTUS
[LOGO]
$200,000,000 Subordinated Investment Notes
Levitt Corporation

     This prospectus covers our subordinated investment notes, referred to as our investment notes, that we may issue from time to time. We will provide the specific terms of our investment notes in supplements to this prospectus. You should read this prospectus and the accompanying supplement carefully before you invest.
General Terms of Investment Notes

Annual Interest Rate	Fixed upon issuance.

Payment of Interest	Monthly, quarterly, semi-annually or annually at your election.

Redemption Upon Request of Holder	Upon death or total permanent disability for investment notes with remaining maturities greater than one year.

Redemption at Company’s Option	Redeemable at the principal amount, plus accrued interest.

Maturity	The period indicated upon issuance.

Renewal Term	Holder may elect to renew term, subject to our consent.

Transferability	The investment notes will not be transferable without our prior written consent and there is no trading market for the notes.
     We may at our discretion permit you to elect to renew your investment note upon maturity. If you elect to renew and we accept your election, we will pay the interest that would otherwise have been payable at maturity and your investment note will continue to bear interest at the same rate and be payable on the same terms for an identical term. We are not obligated to permit you to renew your investment note.
     The investment notes are being offered in $1,000 increments with a $5,000 minimum purchase. No minimum amount of investment notes must be sold in this offering. If we sell all of the investment notes offered, we will receive proceeds of approximately $199 million after paying expenses estimated to be approximately $1 million. We do not presently intend to use registered broker-dealers to assist with the sale of these securities. If we use brokers, expenses of the offering will increase and the proceeds we receive will be less than currently estimated.
     These investment notes are unsecured obligations, which are subordinated to our existing and future senior indebtedness. You should consider carefully the risk factors and other information provided and incorporated by reference in this prospectus and any supplement to this prospectus before you decide to purchase these investment notes. See “Risk Factors” beginning on page 8 of this prospectus.
     FOR NEW YORK RESIDENTS ONLY: THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2007.

     Unless the context otherwise requires, the terms “we”, “our”, “us” or the “Company” as used in this prospectus or any prospectus supplement mean Levitt Corporation, a Florida corporation, and all of its consolidated subsidiaries. References to “Levitt Corporation” or “Levitt” in this prospectus or any prospectus supplement mean Levitt Corporation, excluding any subsidiaries. References to “Levitt and Sons” in this prospectus and any prospectus supplement mean our wholly-owned subsidiary Levitt and Sons, LLC and its subsidiaries. References to “Core Communities” mean our wholly-owned subsidiary Core Communities, LLC and its subsidiaries. References to “Levitt Commercial” mean our wholly-owned subsidiary Levitt Commercial, LLC and its subsidiaries. References to “Bluegreen,” mean Bluegreen Corporation and its subsidiaries.

PROSPECTUS SUMMARY
     This summary highlights selected information about the investment notes offered in this prospectus. It does not contain all of the information that you may need to consider in making your investment decision. We urge you to read this prospectus and any prospectus supplement carefully, including the documents referred to in “Where You Can Find More Information” for information on our Company, including our financial statements.
Securities Offered
     This prospectus relates to $200 million of investment notes. The investment notes will be offered from time to time with the maturity date to be indicated in a prospectus supplement. We may redeem the investment notes in whole or in part at any time by written notice to the holder.
     The investment notes offered in this prospectus are unsecured debt obligations of Levitt Corporation.
     We will pay simple interest on the notes, at the election of the holder, monthly, quarterly, semi-annually or annually.
     The investment notes will be offered in $1,000 increments, with a minimum purchase of $5,000. No minimum amount of investment notes must be sold in the offering.
     The table on page 5 summarizes the terms of the investment notes offered in this prospectus.
Withdrawal or Termination of Offering
     We reserve the right to withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, the investment notes previously sold will remain outstanding until maturity or redemption and pending orders will be irrevocable.
The Company
     As of December 31, 2006, our Class A Common Stock traded on the New York Stock Exchange under the symbol LEV. As of that date, we had our principal executive offices located at 2200 West Cypress Creek Road, Fort Lauderdale, Florida 33309. Our telephone number is (954) 958-1800. We are engaged in homebuilding and real estate development with activities throughout the Southeastern United States. We were organized in December 1982 under the laws of the State of Florida. Until December 31, 2003, we were a wholly owned subsidiary of BankAtlantic Bancorp, Inc. (NYSE: BBX).
     Our principal real estate activities, the development of single-family homes and master-planned communities, are conducted through our Homebuilding and Land Divisions. Our Homebuilding Division operates through our homebuilding subsidiary, Levitt and Sons, and our Land Division operates through our master-planned community development subsidiary, Core Communities. In addition, we also own an approximate 31% ownership position in Bluegreen, a New York Stock Exchange publicly-traded corporation, which acquires, develops, markets and sells ownership interests in “drive-to” vacation resorts and develops and sells residential home sites around golf courses or other amenities.
     Levitt and Sons develops single and multi-family home communities for active adults and families. Levitt and Sons and its predecessors have built more than 200,000 homes since 1929. Levitt and Sons has strong brand awareness as America’s oldest homebuilder and is identified nationally with the Levittown communities in New York, New Jersey and Pennsylvania. Levitt and Sons currently develops communities in Florida, South Carolina, Georgia and Tennessee. We acquired Levitt and Sons in 1999.

     Core Communities develops master-planned communities and is currently developing Tradition, Florida, which is located in Port St. Lucie, Florida and Tradition, South Carolina, which is located in Hardeeville, South Carolina. Core Communities’ original community is St. Lucie West, which was substantially completed in 2006. St. Lucie West is a 4,600 acre community located in Port St. Lucie, Florida consisting of approximately 6,000 built and occupied homes, numerous businesses, a university campus and the New York Mets’ spring training facility. Tradition, Florida, Core Communities’ second master-planned community, is also located in Port St. Lucie, Florida and encompasses more than 8,200 total acres, including approximately five miles of frontage on Interstate 95 and upon completion will have approximately 18,000 residential units and 8.5 million square feet of commercial space. Core Communities has also begun development of Tradition, South Carolina, which encompasses approximately 5,400 acres, and is currently entitled for up to 9,500 residential units, with 1.5 million square feet of commercial space, in addition to recreational areas, educational facilities and emergency services. Land sales commenced in Tradition, South Carolina in the fourth quarter of 2006.
Risk Factors
     There are significant risks associated with this offering. Please carefully review the risk factors described in this prospectus as well as the risk factors incorporated by reference from the Company’s filings with the SEC. See “Risk Factors” and “Where You Can Find More Information.”
RATIO OF EARNINGS TO FIXED CHARGES
     The following table shows our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	—	4.35	8.48	5.49	4.11
Dollar Deficiency (in thousands)	$50,275	—	—	—	—
We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. The term “fixed charges” means interest expensed and capitalized. The term “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, and (d) distributed income of equity investees and then subtract interest capitalized.

HIGHLIGHTS OF TERMS OF INVESTMENT NOTES

Securities Offered	Unsecured, subordinated, fixed rate debt securities.

Offering Amount	$200 million of investment notes. Minimum Purchase: $5,000 or other amount as we may specify in a prospectus supplement.
The investment notes will be offered in $1,000 increments in excess of $5,000. No minimum amount of investment notes must be sold in the offering. We may withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, the investment notes previously sold will remain outstanding until maturity or redemption and pending orders will be irrevocable. See “Plan of Distribution.”

Orders	Your order will be irrevocable upon receipt by us. We may reject your order in whole or in part for any reason. If we do not accept your order, we will promptly refund the funds you paid with your order without deducting any costs and without interest. Upon acceptance of an order, you will receive a confirmation statement reflecting ownership. This confirmation statement is not a negotiable instrument, and no rights of ownership in the security may be transferred by the endorsement and delivery of the confirmation statement by you. See “Plan of Distribution.”

Interest Rate	The interest rate will be the rate fixed upon issuance as indicated in a prospectus supplement.

Payment of Interest	Simple interest will be paid, at the election of the holder, monthly, quarterly, semi-annually or annually.

Maturity	The maturity date will be the date indicated in a prospectus supplement.

Redemption by Holder	Investment notes with remaining maturities of less than one year are not redeemable at the holder’s election prior to maturity. Investment notes with remaining maturities of one year or greater may be redeemed by a holder, who is a natural person, following his/her total permanent disability (as described under the heading “Description of the Investment Notes Offered and the Indenture”) or by the holder’s estate after his/her death, at the principal amount plus accrued interest. A holder will have no other right to cause redemption prior to maturity.

Redemption by the Company	We may redeem the investment notes, in whole or in part, at any time by written notice to the holder.

Form/Non-Transferability	Book-entry form and non-negotiable. We will provide a confirmation statement, not an individual promissory note. The investment notes are not transferable.

Renewal by Holder	We may elect at our discretion to permit holders to renew their investment notes upon maturity for an identical term. Upon renewal, we will pay all interest that would otherwise be due at maturity, and thereafter each renewed investment note will bear interest at the same rate and will be payable on the same terms.

Unsecured and Subordinated Obligations	The investment notes are direct unsecured obligations of Levitt Corporation and are not guaranteed by any of Levitt Corporation’s subsidiaries, nor are they guaranteed or secured by any lien on any of our assets. The investment notes are junior in right of repayment, or subordinated, to Levitt Corporation’s existing and future senior indebtedness and are pari passu in right of payment to its outstanding subordinated investment notes. At December 31, 2006, Levitt Corporation had outstanding $26.2 million of senior indebtedness (which includes $14.0 million of subsidiary debt guaranteed by Levitt Corporation) and $2.5 million of indebtedness ranking pari passu in right of payment to the investment notes. See “Description of the Investment Notes Offered and the Indenture” for a description of what constitutes senior indebtedness.

Certain Restrictions	The indenture restricts us from paying dividends or distributions on, or purchasing or redeeming our capital stock if, at the time of the dividend declaration or the date of the redemption, purchase, payment or distribution, we are in default. We may not consolidate or merge with or transfer substantially all of our assets to another entity unless:

• immediately after the transaction, there is no default under the indenture; and

• if the other entity survives the consolidation or merger, then such entity or the successor entity to substantially all of our assets, assumes our obligations under the indenture.

Events of Default	An event of default under the indenture occurs if we:

• fail to pay principal on the investment notes at maturity or upon redemption and the failure continues for a 30-day period,

• fail to pay interest on the investment notes and the failure continues for a 30-day period,

• breach any of the provisions of the indenture and the breach continues after 60 days notice, or

• reorganize or become bankrupt or insolvent in the circumstances set forth in the indenture.

We may be required as a result of certain events of default to accelerate our payment of principal and interest on the investment notes.

Periodic Statements	Annual statements detailing the current balance and interest paid or credited on each investment note will be mailed to each holder no later than sixty days following the end of each calendar year.

Risk Factors	Your investment in the investment notes involves risk. See “Risk Factors” beginning on page 8 of this prospectus for a description of certain of the risks you should consider before investing in the investment notes.

RISK FACTORS
     An investment in the investment notes involves various risks, including those described below. You should carefully consider these factors, together with the other information contained or incorporated by reference in this prospectus and in the prospectus supplement provided with this prospectus before you decide to purchase any securities we are offering.
     RISKS ASSOCIATED WITH THE OFFERING AND THE INVESTMENT NOTES
Because Levitt Corporation is a holding company, creditors of Levitt’s subsidiaries will have priority over the payments to be paid under the investment notes
     Levitt Corporation is a holding company, and currently conducts its operations through consolidated and unconsolidated subsidiaries. All of Levitt’s operating assets are owned by its subsidiaries, effectively subordinating the investment notes to all existing and future indebtedness, trade payables, guarantees and other liabilities, whether or not for borrowed money, of its subsidiaries, which liabilities totaled approximately $747.4 million, excluding intercompany liabilities, at December 31, 2006. Therefore, Levitt Corporation’s right and the rights of its creditors, including holders of the investment notes, to participate in the distribution of assets of any subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent Levitt is a creditor with recognized claims against the subsidiary. Even as a creditor of a subsidiary, Levitt’s claims would still effectively be subordinate to any security interests in the assets of that subsidiary and would be subordinate to any senior indebtedness of that subsidiary. In addition, dividends, loans and advances to Levitt from some of its subsidiaries may be subject to certain contractual, statutory or regulatory restrictions, are contingent upon the results of operations of those subsidiaries and are subject to various business considerations.
Because the investment notes are subordinated, holders of Levitt Corporation’s senior indebtedness will have priority over the payments to be paid under the investment notes
     The investment notes are subordinated to all of Levitt Corporation’s current or future senior indebtedness or liabilities which are not expressly by their terms made subordinate or equal in right of payment to the investment notes. The investment notes will be unsecured subordinated debt of Levitt Corporation, and will be junior in right of payment to all of its existing and future senior indebtedness. The term “senior indebtedness” is defined in this prospectus under “Description of the Investment Notes Offered and the Indenture-Subordination” and you should review that definition carefully. As a result of this subordination, in the event of any distribution of our assets upon a dissolution, insolvency, bankruptcy or other similar proceeding,
•	holders of Levitt Corporation’s senior indebtedness will be entitled to be paid in full before any payment may be made on the investment notes, and holders of the investment notes will be required to pay over their share of any distribution to the holders of Levitt Corporation’s senior indebtedness until the senior indebtedness is paid in full, and

•	creditors of Levitt Corporation who hold neither senior indebtedness nor the investment notes may recover more, ratably, than you, and less, ratably, than holders of Levitt Corporation’s senior indebtedness.
     As of December 31, 2006, Levitt Corporation had $26.2 million of senior indebtedness outstanding (which includes $14.0 million of subsidiary debt guaranteed by Levitt Corporation), and the indenture does not prohibit Levitt from incurring any additional senior indebtedness.

Since Levitt Corporation does not set aside funds to repay the investment notes offered, you must rely primarily on dividends from its subsidiaries and other sources for repayment
     Levitt Corporation does not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to repay the investment notes upon maturity or redemption. Because funds are not set aside periodically for the repayment of the investment notes over their term, holders of the investment notes must rely primarily on dividends from our subsidiaries and other sources for repayment, such as funds from the sale of investment notes and other credit facilities. To the extent dividends from our subsidiaries and other financings are not sufficient to repay the investment notes, holders may lose all or a part of their investment. Levitt’s ability to repay the investment notes at maturity or upon redemption may depend, in part, on its ability to raise new funds through the sale of additional investment notes. Dividends from subsidiaries may be restricted or limited because of performance or financial covenants under certain of our subsidiaries’ borrowings. The most restrictive of these financial covenants, which are defined in various loan documents, currently include requirements at Levitt and Sons to maintain a minimum tangible net worth of $115.0 million and a maximum debt to unaffiliated entities to tangible net worth of 3 to 1 at each quarter end. At December 31, 2006, Levitt and Sons was in compliance with the financial covenants, as defined, with tangible net worth of $189.4 million and debt to unaffiliated entities to tangible net worth of 2.21 to 1. Dividends from subsidiaries may also be restricted or limited due to unfavorable trends in the homebuilding industry. Should the homebuilding market remain in a prolonged downturn, this may result in pressure on earnings and cash flow, and the risk of additional impairments in the future. The risk of additional impairments could adversely impact our subsidiaries’ net worth which could result in restrictions on the payment of dividends from subsidiaries to Levitt or require additional capital from Levitt. If dividends from our subsidiaries and other financings are not sufficient, Levitt will not have the funds to repay the investment notes.
The investment notes are not secured or guaranteed
     The investment notes are unsecured and are not obligations of, or guaranteed by, any of our subsidiaries. This means that in the event of a default under the investment notes, noteholders will not be able to directly recover any unpaid amounts due under the investment notes from any of our subsidiaries, but will instead have to rely on whatever rights, if any, Levitt may have to receive distributions or other amounts from its subsidiaries.
The covenants in the indenture are limited and do not provide significant protection
     The covenants in the indenture are limited and do not protect holders of investment notes in the event of a material adverse change in our financial condition or results of operations or prohibit us from incurring additional indebtedness which is senior to the investment notes. Payment of principal of and interest on the investment notes can only be accelerated if we:
•	fail to pay principal of or any premium on the investment notes at maturity or upon redemption and the failure continues for a 30-day period,

•	fail to pay interest on any of the investment notes and the failure continues for a 30-day period,

•	breach any of the provisions of the indenture and the breach continues for a 60-day period after receipt of notice, or

•	reorganize or become bankrupt or insolvent in the circumstances set forth in the indenture.
The indenture does not require us to:
•	adhere to any financial ratios or specified levels of liquidity or net worth, or

•	repurchase, redeem or modify the terms of the investment notes upon a change in control or other events involving us which may adversely affect the creditworthiness of the investment notes.

Therefore, neither the covenants nor the other provisions of the indenture should be a significant factor in evaluating our obligations under the investment notes. See “Description of the Investment Notes Offered and the Indenture.”
Since our management has broad discretion over how to use the proceeds from the offering, they could use the proceeds in a manner contrary to the best interests of holders of investment notes
     Since we have not specifically allocated the proceeds from the offering as of the date of this prospectus, our management will have broad discretion in determining how the proceeds of the offering will be used. In addition, you will be unable to evaluate at the time of your investment the economic merits of any particular real estate assets that may be acquired with proceeds of this offering.
Transfer restrictions and the lack of a trading market will limit your ability to liquidate your investment
     The investment notes are non-negotiable, which means that they may not be transferred. There is no established trading market for the investment notes and it is unlikely that one will develop. Accordingly, you should assume that you will not be able to liquidate your investment prior to maturity of your investment notes. See “Description of the Investment Notes Offered and the Indenture.”
Because no rating agency has reviewed the investment notes, purchasers may not know whether they are suitable investments
     No independent rating agency has reviewed the terms of the investment notes or our financial condition to determine whether the notes are suitable investments for any purchaser.

FORWARD-LOOKING STATEMENTS
     Some of the statements contained or incorporated by reference in this prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties, including certain risks described in this prospectus or other documents incorporated by reference. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements and many of these factors are beyond our control. For a discussion of factors that could cause actual results to differ, please see the discussion under “Risk Factors” contained in this prospectus and in our publicly available SEC filings as well as other information in those filings which are incorporated by reference.

USE OF PROCEEDS
     We intend to use the net proceeds resulting from the sale of the investment notes (estimated to be approximately $199 million net of estimated offering expenses if all of the investment notes being offered through this prospectus are sold) to fund operations and growth, including to fund acquisitions by us or our subsidiaries, and for other general corporate purposes. There is no minimum amount of investment notes which will be sold. Proceeds from the sale of investment notes will be available to us as received.
     The precise amounts and timing of the application of such proceeds depends upon many factors, including, but not limited to, the amount of any such proceeds and actual funding requirements. Until the proceeds are used, we may invest the proceeds, depending on our cash flow requirements, in short and long-term investments, including, but not limited to:
•	treasury bills,

•	commercial paper,

•	certificates of deposit,

•	securities issued by U.S. government agencies,

•	money market funds, and

•	repurchase agreements.

DESCRIPTION OF THE INVESTMENT NOTES OFFERED AND THE INDENTURE
     The investment notes will be issued under an indenture between us and U.S. Bank National Association, as trustee. The terms and provisions of the investment notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the indenture. The indenture and the investment notes will be governed by Florida law. The following briefly summarizes the material terms of the indenture and the investment notes. This summary is not complete and is qualified in its entirety by reference to the indenture, including the definitions in the indenture of certain terms used below. You should read the entire indenture and the Trust Indenture Act of 1939 for a complete understanding of the terms of the indenture and the investment notes.
General
     The investment notes being offered are general obligations of the Company and are limited to $200.0 million in aggregate principal amount and are not obligations of, or guaranteed by, any of our subsidiaries, nor are they secured by any lien on the assets of any of our subsidiaries. We are a holding company, and our primary source of funds for the payment of our obligations, including the payment of principal and interest on the investment notes, is dividends and distributions from our subsidiaries. See “Risk Factors.”
     Investment notes of a single series may be issued at various times with different maturity dates, different optional redemption provisions and different interest rates. We reserve the right to vary from time to time in our discretion interest rates, redemption terms or maturity dates based on our fundraising objectives, circumstances in the financial markets and the economy, the attraction of new investors in particular regions and other factors.
     Once determined, the rate of interest payable on an investment note will remain fixed for its term. Interest on the investment notes will be paid in arrears either monthly, quarterly, semi-annually or annually, at the election of the purchaser. Unless otherwise provided in a prospectus supplement, we will compute interest on the investment notes as simple interest on the basis of a 360-day year of twelve 30-day months. We will pay the principal and interest on the investment notes when due by check mailed to the person entitled to payment.
     The investment notes will be in U.S. dollars and payments of principal and interest on the investment notes will be in U.S. dollars. The minimum purchase of investment notes shall be $5,000 or $1,000 increments in excess of $5,000.
     The contact person at the Company regarding the investment notes will be Stanley Linnick, Senior Vice President. The contact person at the Trustee regarding the investment notes shall be the Corporate Trust Administrator, U.S. Bank, National Association, EP-MN-WS3C, 60 Livingston Avenue, St. Paul, Minnesota 55107.
Interest Accrual Date
     Interest on an investment note will accrue from the date of purchase. The date of purchase for accepted orders will be the date we receive funds, if the funds are received prior to 3:00 p.m. on a business day, or the next business day if the funds are received on a non-business day or after 3:00 p.m. on a business day. For this purpose, our business days are Monday through Friday, except for legal and bank holidays in the State of Florida.
Annual Statements
     We will provide holders of the investment notes with annual statements, which will indicate, among other things, the current account balance (including interest paid and redemptions made, if any) as of the calendar year end preceding the issuance of the statement. The statements will be mailed not later than sixty days following the end of each calendar year. We will provide additional statements as the holders of the investment notes may reasonably request from time to time. We may require holders requesting additional statements to pay all charges incurred by us in providing the additional statements.

Subordination
     The principal and interest on the investment notes are subordinate and junior in right of payment to the prior payment in full of all of Levitt Corporation’s senior indebtedness. At December 31, 2006, Levitt Corporation had outstanding $26.2 million of indebtedness ranking senior to the investment notes (which includes $14.0 million of subsidiary debt guaranteed by Levitt Corporation) and $2.5 million of indebtedness ranking pari passu to the investment notes. The indenture does not limit the amount of senior indebtedness or other indebtedness, secured or unsecured, that we or any of our subsidiaries may incur. If our payments on senior indebtedness are accelerated, we will be prohibited from making any payment of principal, premium or interest on the investment notes until payments of the senior indebtedness are made or provided for. If we dissolve, wind up, liquidate or reorganize and our assets are distributed, payment of principal, premium or interest on the investment notes will be subordinated to the prior payment in full of senior indebtedness, which means that all senior indebtedness must be paid in full before any payment may be made to any holders of investment notes. If our assets are distributed in any such proceeding, some of our general creditors may recover more, proportionately, than holders of the investment notes by reason of such subordination.
     “Indebtedness” means:
•	all of Levitt Corporation’s obligations for borrowed money, whether or not the recourse of the lender is to the whole of Levitt Corporation’s assets or only to a portion of such assets,

•	all of Levitt Corporation’s indebtedness which is evidenced by a note, debenture, bond or other similar instrument, including lease obligations that we incur with respect to any property acquired or leased and used in Levitt Corporation’s business that is required to be recorded as a capitalized lease,

•	all of Levitt Corporation’s indebtedness representing the unpaid balance of the purchase price of any goods or other property or balance owed for any services rendered (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business),

•	all of Levitt Corporation’s indebtedness, including capitalized lease obligations, incurred, assumed or given in an acquisition, whether by way of purchase, merger or otherwise, of any business, real property or other assets,

•	any indebtedness of others described in the preceding four bullet points that Levitt Corporation has guaranteed or for which Levitt Corporation is otherwise liable, and

•	any amendment, renewal, extension, deferral, modification, restructuring or refunding of any such indebtedness, obligation or guarantee.
     “Senior indebtedness” means any and all of Levitt Corporation’s indebtedness (whether outstanding on the date of issuance or thereafter created), except for any particular indebtedness for which the instrument creating or evidencing it or pursuant to which it is outstanding expressly provides that it is subordinate or shall rank equal in right of payment to the investment notes.
Book Entry; Non-negotiable
     The investment notes are non-negotiable debt instruments and, subject to some exceptions, will be issued only in book-entry form. There is currently no public trading market for the investment notes, and we have no current intention of creating a public trading market for the investment notes in the future. Upon acceptance of an order, we will credit our book-entry registration and transfer system to the account of the purchaser of the investment note the principal amount of the investment note owned of record by the purchaser. Acceptance of orders shall occur upon our receipt of a completed order form and funds from an investor. Upon acceptance of your order, you will receive a confirmation statement that will indicate our acceptance of the order. We may deliver the confirmation statement to the trustee or registrar, who will accept the confirmation statement on your behalf and promptly deliver the confirmation statement to you. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of these securities in definitive form. The confirmation statement is not a negotiable instrument, and no rights of record ownership can be transferred or pledged without our prior written consent.

     The record owners of investment notes issued in this book-entry interest form will not receive or be entitled to receive physical delivery of a note or other certificate evidencing such indebtedness. The registered owners of the accounts we establish upon the purchase or transfer of investment notes will be the owners of the investment notes under the indenture. The person holding a book-entry interest in the investment notes must rely upon the procedures established by the trustee to exercise any rights of a holder of investment notes under the indenture.
     We will provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts on a quarterly basis. We will also provide the trustee with information, as requested, regarding the total amount of any principal and/or interest due to book-entry owners with regard to the investment notes on any interest payment date or upon redemption.
     Ownership of investment notes may not be transferred, except for involuntary transfers or transfers by operation of law, such as transfers in connection with dissolution of marriage proceedings or as a result of the death of a noteholder or pursuant to a court order. Upon the permitted transfer of an investment note, we will promptly provide the new owner of such security with a confirmation statement, which will evidence the transfer of the account on our records.
     Book-entry interests in the accounts evidencing ownership of the investment notes are exchangeable for fully registered notes in those names as we direct only if: (i) we, at our option, advise the trustee in writing of our election to terminate the book-entry system, or (ii) after the occurrence of an event of default under the indenture, holders of investment notes aggregating more than 50% of the aggregate outstanding amount of the investment notes advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of investment notes and the trustee notifies all registered holders of these securities, of the occurrence of any such event and the availability of definitive notes to holders of these securities requesting such notes. Subject to the exceptions described above, the book-entry interests in these securities shall not otherwise be exchangeable for fully registered notes.
Certain Covenants
     The indenture contains certain customary covenants found in indentures under the Trust Indenture Act, including covenants with respect to:
•	paying principal and interest,

•	maintaining an office or agency for administering the investment notes,

•	holding funds for payments on the investment notes in trust,

•	maintaining our properties and our corporate existence, and

•	delivering annual certifications to the trustee.
Restrictions on Dividends
     The indenture provides that Levitt Corporation cannot:
•	declare or pay dividends on, or purchase, redeem or acquire for value any of Levitt Corporation’s capital stock,

•	return any capital to holders of Levitt Corporation’s capital stock, or

•	make any distribution of assets to holders of Levitt Corporation’s capital stock,

unless at the time Levitt declares the dividend or the date on which Levitt makes the purchase, redemption, payment or distribution described above, Levitt is not in default in the payment of interest on the investment notes or an event of default has not occurred.
     The indenture does not prohibit or restrict us from selling additional shares of our capital stock or other debt securities nor from pledging shares of capital stock in our subsidiaries. Further, neither we nor any of our subsidiaries is restricted from issuing any shares of capital stock or debt securities.
Defaults and Remedies
     As provided in the indenture, an event of default results if Levitt Corporation:
•	fails to pay principal of the investment notes at maturity or upon redemption and such failure continues for a period of 30 days, whether or not the payment is prohibited by the subordination provisions,

•	fails to pay interest on any of the investment notes when due and such failure continues for a period of 30 days, whether or not the payment is prohibited by the subordination provisions,

•	fails to comply with any of its other material agreements or covenants in the indenture and the default continues for a period of 60 days after the trustee or the holders of at least a majority in principal amount of the outstanding investment notes notify Levitt in writing of the default, or

•	reorganizes or becomes bankrupt or insolvent in the circumstances set forth in the indenture.
     The notice referred to in the third bullet point above must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.” The trustee must give the notice if requested to do so in writing by the holders of at least a majority in principal amount of the investment notes then outstanding. The trustee must deliver any notice that it is required to deliver to us promptly after it becomes aware of the default or is requested by the holders to deliver the notice.
     The indenture provides that the trustee will, within 90 days after the occurrence of any default known to it which has not been cured, mail to the holders of the investment notes notice of the default. If we default in paying principal or interest due on any of the investment notes, the trustee will be protected from withholding the notice if it in good faith determines that withholding the notice is in the interest of the holders of the investment notes.
     The indenture permits the acceleration of payment of principal of the investment notes only upon an event of default resulting from our failure to pay principal or interest on the investment notes or if we reorganize or become bankrupt or insolvent in certain events. If an event of default of this kind is continuing, the indenture provides that the trustee or holders of not less than a majority in aggregate principal amount of the investment notes then outstanding, by notice in writing to us (and to the trustee if given by the holders), may declare all unpaid principal of all the investment notes to be immediately due and payable. Holders of a majority in principal amount of the investment notes then outstanding may rescind an acceleration and its consequences and may waive past defaults upon conditions provided in the indenture. No holder of investment notes may pursue any remedy under the indenture unless:
•	the holder has previously given to the trustee written notice of a continuing event of default,

•	the holders of at least a majority in principal amount of the investment notes then outstanding have requested the trustee in writing to pursue the remedy and have offered the trustee satisfactory indemnity against loss, liability and expense incurred by pursuing the remedy, and

•	the trustee has failed to act within 60 days after receipt of the request.

     The indenture requires us to file periodic reports with the trustee as to the absence of defaults.
Consolidation, Merger or Sale
     The indenture provides that Levitt Corporation may not merge or consolidate with or sell all or substantially all of its assets to, any entity unless
•	Levitt is the surviving or successor entity in the transaction and Levitt is not immediately thereafter in default under the indenture, or

•	if Levitt is not the surviving or successor entity, the successor entity expressly assumes our obligations under the indenture and, immediately after the transaction is not in default under the indenture.
     Any successor entity must expressly assume all of Levitt’s obligations under the investment notes and the indenture and it shall succeed to, be substituted for, and may exercise all of Levitt’s rights and powers under the indenture.
Amendment, Supplement and Waiver
     Except as provided in this prospectus, we may amend or supplement the indenture or the terms of the investment notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the investment notes then outstanding. The holders of a majority in principal amount of the then outstanding notes may waive any existing default or compliance with any provision of the indenture or the investment notes.
     Without the consent of each holder of the investment notes affected, an amendment or waiver may not (with respect to any investment notes held by a nonconsenting holder of investment notes):
•	reduce the principal amount of any investment note whose holder must consent to an amendment, supplement or waiver,

•	reduce the principal of or change the fixed maturity of any investment note or alter the redemption provisions or the price at which we shall offer to repurchase the investment note,

•	reduce the rate of or change the time for payment of interest, including default interest, on any investment note,

•	waive a default or event of default in the payment of interest or principal with respect to the investment notes (except a rescission of acceleration of the investment notes by the holders of at least a majority in aggregate principal amount of the investment notes and a waiver of the payment default that resulted from such acceleration),

•	make any investment note payable in money other than U.S. Dollars,

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of investment notes to receive payments of principal or interest on the investment notes,

•	make any change to the subordination provisions of the indenture that adversely affects holders of investment notes, or

•	make any change in the foregoing amendment and waiver provisions.
     However, without the consent of any holder of the investment notes, we and/or the trustee may amend or supplement the indenture or the investment notes:

•	to establish the form or terms of investment notes not inconsistent with the terms of the indenture,

•	to cure any ambiguity, defect or inconsistency,

•	to provide for assumption of our obligations to holders of the investment notes in the case of a merger or consolidation,

•	to provide for additional uncertificated or certificated securities,

•	to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder, including an increase in the aggregate dollar amount of subordinated debt which may be outstanding under the indenture,

•	to modify our policy to permit redemptions of the investment notes upon the death or total permanent disability of any holder of the investment notes (but such modification shall not adversely affect any of the then outstanding investment notes), or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.
     Investment note holders may act by written consent, and a list of investment note holders will be available upon request.
Regarding the Trustee
     We may maintain deposit accounts and engage in other banking transactions with the trustee in the ordinary course of business.
Service Charges
     We reserve the right to assess service charges for changing the registration of any investment note to reflect a change in name of the holder, a transfer (whether by operation of law or otherwise) by the holder to another person, account research, additional requested statements and other services, including, if notes are issued in certificated form, replacing lost or stolen investment notes.
Interest Withholding
     We reserve the right to withhold the required percentage of any interest paid to a holder who does not provide us with a fully executed Form W-8 or Form W-9. Otherwise, no interest will be withheld, except on investment notes held by foreign business entities. It is our policy that no sale will be made to anyone refusing to provide a fully executed Form W-8 or Form W-9.
Renewal of Maturity Date by Holder
     We may elect at our discretion to permit holders to renew their investment notes upon maturity for an identical term. Upon renewal, we will pay any interest that would otherwise have been payable at maturity. Interest will then continue to accrue from the first day of such renewed term. Each renewed investment note will continue with identical terms, including provisions relating to interest rate and payment. If we determine to permit holders of a particular series of investment notes to elect to renew their investment notes, we will provide a renewal election notice approximately sixty to ninety days prior to the maturity date of the investment note. The notice will provide instructions for a holder to elect to renew his or her investment note. We are not obligated to permit holders to renew their investment notes and may determine in our sole discretion not to permit renewal even if we have previously sent a renewal election notice to a holder who has validly delivered a renewal election.
Redemption of Investment Notes at our Option
     The investment notes will be redeemable at our option, in whole or in part, at any time, on not less than 30 days notice, but not more than 60 days prior to the redemption date. The redemption price payable will be the principal amount of the investment note redeemed plus accrued and unpaid interest to the date of redemption.
Redemption at Request of Holder upon Death or Total Permanent Disability
     Investment notes with remaining maturities of more than 12 months will be redeemed by us at the election of the holder following his or her total permanent disability, as established to our satisfaction, or by his or her estate following his or her death. Holders who have a permanent disability or holders’ estates shall have no right to require us to redeem any investment note with a remaining maturity of less than 12 months. The redemption price, in the event of a death or total permanent disability, will be the principal amount of the investment note, plus interest accrued and not previously paid, to the date of redemption. If the investment note is held jointly, the election to redeem will apply when either record owner dies or becomes subject to a total permanent disability. The holder has no other right to require us to prepay his or her investment note prior to its maturity date as originally stated or as it may be renewed or extended.
     For the purpose of determining the right of a holder to demand early repayment of an investment note, total permanent disability shall mean a determination by a physician acceptable to us that the holder, who was gainfully employed on a full time basis at the time of purchase, is unable to work on a full time basis, defined as working at least forty hours per week during the succeeding twenty-four months. A physician shall be acceptable to us if such physician is an unaffiliated third party with experience in matters related to the condition which resulted in the disability.
     Redemption requests will be honored in the order received. We generally expect to make a determination to grant or reject the redemption request within 30 days after our receipt of the request.
Place and Method of Payment
     We will pay principal on the investment notes at our principal executive office or at another place that we designate for that purpose. We intend to make interest payments by check mailed to the persons entitled to the payments at their addresses appearing in the register, which we maintain for that purpose, or we may determine to make such payments by electronic funds transfer (commonly known as a “direct deposit”).
Variations by State
     We reserve the right to offer different securities and to vary the terms and conditions of the offer depending upon the state where the purchaser resides.

PLAN OF DISTRIBUTION
     We currently intend to sell the investment notes directly to investors. The offering of the investment notes will be commenced promptly after the date of this prospectus, will be made on a continuous basis and may continue for a period in excess of thirty days. Stanley Linnick, Senior Vice President of the Company, will conduct the offer and sales of the investment notes. We do not currently intend to use a broker-dealer or agent to assist in the sales of these securities. However, we may retain the services of a NASD member broker-dealer in the future to assist in the sales of investment notes. If we retain the services of a broker-dealer, we will file a post-effective amendment to the registration statement containing this prospectus to disclose the name of the broker-dealer, the compensation being paid to the broker-dealer and any other material terms of our agreement with the broker-dealer. We will otherwise offer the investment notes through our employees in accordance with Rule 3a 4-1 under the Exchange Act.
     We reserve the right to reject any order, in whole or in part, for any reason. Your order will be irrevocable upon receipt by us. In the event that your order is not accepted, we will promptly refund your funds, without deduction of any costs and without interest. We expect that orders will be refunded within 48 hours after receipt. Once your order has been accepted, your funds will be promptly deposited in our account. We will send a receipt to you in the form of a confirmation statement as soon as practicable after acceptance of your order. No minimum number of notes must be sold in the offering. You will not know at the time of the order whether we will be successful in completing the sale of all of the notes being offered. We reserve the right to withdraw or cancel the offering at any time. We do not anticipate that we would provide specific notice of the withdrawal or cancellation of the offering other than disclosure of such fact in our next public filing pursuant to the Exchange Act. In the event of a withdrawal or cancellation of the offering, orders previously received will be irrevocable and no funds will be refunded.
LEGAL MATTERS
     The validity of the investment notes will be passed upon for us by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida.
EXPERTS
     The audited financial statements of Levitt Corporation, except as they relate to Bluegreen Corporation, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements and management’s assessment of the effectiveness of internal control over financial reporting have been so included in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of such independent registered certified public accounting firm given on the authority of such firm as experts in auditing and accounting.
     The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which assessment is not separately presented therein) of Bluegreen Corporation, have been audited by Ernst & Young LLP, an independent registered public accounting firm, whose report thereon is incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 of Levitt Corporation. Such financial statements, to the extent that they have been incorporated in the financial statements of Levitt Corporation, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning Levitt Corporation at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference

Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Levitt Corporation. Our Class A common stock is listed on the New York Stock Exchange under the symbol “LEV.” These reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York City, New York 10005, and the National Association of Securities Dealers, Inc., Report Section, 1735 K Street N.W., Washington, D.C. 20006. Bluegreen Corporation currently files periodic reports, proxy statements, and other information with the SEC, and you can obtain this information as indicated above.
     We have filed a registration statement on Form S-3 with the SEC covering the investment notes offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. For further information about us and the investment notes, you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above, or from us.
     The SEC allows us to incorporate by reference the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference:
•	our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 16, 2007;

•	our Current Report on Form 8-K filed with the SEC on March 27, 2007;

•	Item 1.01 and Exhibit 2.1 of our Current Report on Form 8-K filed with the SEC on January 31, 2007; and

•	any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 until we sell all of the investment notes.
     You may request a copy of these filings at no cost by writing us at the following address:
Corporate Communications
Levitt Corporation
2200 West Cypress Creek Road
Fort Lauderdale, Florida 33309
     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the investment notes in any state where the offer is not permitted. You should not assume that the information in this or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following table sets forth the estimated expenses to be borne by Levitt Corporation (the “Company”) in connection with the sale and distribution of the securities offered hereby.

SEC Registration Fee	$21,400
Trustee Fees and Expenses	$25,000
Legal Fees and Expenses	$100,000
Accounting Fees and Expenses	$50,000
Printing and Engraving Expenses	$175,000
Marketing Expenses	$500,000
Miscellaneous Expenses	$100,000
TOTAL FEES AND EXPENSES	$971,400
ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 607.0850 of the Florida Business Corporation Act allows, and the Bylaws of the Company provide, for indemnification of each of the Company’s directors and officers against claims, liabilities, amounts paid in settlement and expenses if such director or officer is or was a party to any proceeding by reason of the fact that such person is or was a director or officer of the corporation or is or was serving as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company carries insurance permitted by the laws of the State of Florida on behalf of directors, officers, employees or agents which covers alleged or actual error or omission, misstatement, misleading misstatement, neglect or breach of fiduciary duty while acting solely as a director or officer of the Company, which acts may also include liabilities under the Securities Act.
ITEM 16.          EXHIBITS
     The following exhibits either are filed herewith or will be filed by amendment, as indicated below:

Exhibits	Description

4.1	Form of Indenture with respect to the Company’s Subordinated Investment Notes*
5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. *
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1).*
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Ernst & Young LLP.
24.1	Power of Attorney.*
25.1	Statement of Eligibility on Form T-1*

*	Previously filed.

ITEM 17.          UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser.
(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d) The undersigned registrant hereby undertakes that:
     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida on the 13th day of April, 2007.

LEVITT CORPORATION
By:	/s/ Alan B. Levan
Alan B. Levan
Chairman of the Board of Directors and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan B. Levan Alan B. Levan (Principal Executive Officer)	Chairman of the Board and Chief Executive Officer	April 13, 2007
* John E. Abdo	Vice-Chairman of the Board	April 13, 2007
/s/ George P. Scanlon George P. Scanlon (Principal Financial Officer)	Executive Vice President and Chief Financial Officer	April 13, 2007
/s/ Jeanne T. Prayther Jeanne T. Prayther (Principal Accounting Officer)	Chief Accounting Officer	April 13, 2007
* Alan Levy	Director	April 13, 2007
* James Blosser	Director	April 13, 2007
* William F. Scherer	Director	April 13, 2007

Signature	Title	Date
* Darwin C. Dornbush	Director	April 13, 2007
* S. Lawrence Kahn, III	Director	April 13, 2007
* William R. Nicholson	Director	April 13, 2007
* Joel Levy	Director	April 13, 2007

By:	* /s/ Alan B. Levan
Alan B. Levan, Attorney-in-fact

INDEX TO EXHIBITS

Exhibits	Description
4.1	Form of Indenture with respect to the Company’s Subordinated Investment Notes*
5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. *
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.* (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Ernst & Young LLP
24.1	Power of Attorney*
25.1	Statement of Eligibility on Form T-1*

*	Previously filed.